Exhibit 10.13

AMENDMENT TO ASSET TRANSFER AND LICENSE AGREEMENT

This AMENDMENT (the “Amendment”) is dated as of December 23, 2015 (the “Amendment Effective Date”) to the Asset Transfer and License Agreement (the “Agreement”) dated as of April 10, 2015 between Alkermes Pharma Ireland Limited, a private limited company incorporated in Ireland (registered number 448848) whose registered address is Connaught House, 1 Burlington Road, Dublin 4, Ireland (“APIL”), and Recro Gainesville LLC, a Massachusetts limited liability company (successor to DV Technology LLC, “Purchaser,” and Purchaser shall include, after the Amendment Effective Date, any entity possessing the obligations of Purchaser set forth in the Agreement). Defined terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

RECITALS:

WHEREAS, APIL and DV Technology LLC entered into the Agreement pursuant to which APIL sold and assigned and Purchaser purchased and acquired certain assets of APIL, and DV Technology was granted a license to certain intellectual property of APIL;

WHEREAS, DV Technology was merged with and into Purchaser, and Purchaser succeeded the obligations of DV Technology under the Agreement; and

WHEREAS, pursuant to this Amendment, APIL and Purchaser desire that APIL transfer and assign to Purchaser certain of the intellectual property of APIL that was previously licensed to Purchaser;

NOW, THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.	Definition of Zogenix Patents. As of the Amendment Effective Date, the definition of Zogenix Patents shall be replaced with the following:

Zogenix Patents shall mean Abuse Resistant Patents and all patents and patent applications licensed by APIL to Zogenix as of the Effective Date pursuant to the Zogenix Agreements, including those listed in Exhibit A-4 hereto.

2.

Deletion of Section 3(c) and Addition of Section 2(f). As of the Amendment Effective Date, Section 3(c) shall be deleted in its entirety and a new Section 2(f) shall be added to the Agreement which shall read as follows:

Abuse Resistant Patents License. Notwithstanding the foregoing and subject to the terms and conditions of the Agreement, effective the Amendment Effective Date, Purchaser hereby grants back to APIL an exclusive, worldwide, fully-paid-up, perpetual license under the Abuse Resistant Patents, with the right to sublicense (through multiple tiers), to develop, make, have made, use, sell, offer to sell and import pharmaceutical products for the treatment of any human disease, disorder or condition, subject to the Zogenix Agreements and the Paladin Agreements. Notwithstanding anything to the contrary contained in this Amendment or the Agreement, the parties hereby agree that this license shall extend until the expiration or invalidation of all Abuse Resistant Patents.

3.	Addition to Section 2(e). The following paragraph shall be added to Section 2(e) of the Agreement:

Notwithstanding the foregoing, to the extent that Purchaser declines to Enforce any issued patent within the Abuse Resistant Patents with respect to an infringing activity within the scope of the exclusive license granted to APIL pursuant to Section 2(f), APIL shall have the option to Enforce such patent, at its own cost and expense, provided that APIL can demonstrate to Purchaser’s reasonable satisfaction that (i) permitting such infringing activity would have a materially adverse effect on APIL’s and its sublicensees’ sales of the product exclusively licensed under such patent, and (ii) based on a due care determination, including obtaining competent legal advice, the infringing activity exists. In such cases, APIL will have sole control of such enforcement at its cost and expense. To the extent necessary, Purchaser will cooperate with APIL, at APIL’s cost and expense, to carry out such enforcement, including joining as a party. Purchaser shall also have the right, at its option and its cost and expense, to join in any such enforcement action taken by APIL, subject to APIL’s right to control such action. For any recovery from an enforcement action involving a patent within the Abuse Resistant Patents, Purchaser shall be entitled to fifty percent (50%) of such recovery, provided however, that fifty percent (50%) of the legal fees, costs and expenses of such enforcement action incurred by APIL shall be deducted from Purchaser’s portion of the recovery. APIL shall not enter into any settlement agreement regarding the Abuse Resistant Patents without Purchaser’s prior written consent which shall not be unreasonably withheld, delayed or conditioned.

4.	Replacement of Section 3(f). As of the Amendment Effective Date, Section 3(f) shall be replaced with the following:

Prosecution. APIL shall have the right to Prosecute any issued patent or pending patent application within the Nanotechnology Patents and the OCR Patents at its sole discretion and cost and expense. APIL shall keep Purchaser reasonably informed of all activities during the course of such prosecution and provide Purchaser with copies of material correspondence and filings relating to such activities. At APIL’s request and expense, Purchaser will cooperate to Prosecute the Nanotechnology Patents and the OCR Patents.

If in addition to APIL’s activities to Prosecute the Nanotechnology Patents, Purchaser wishes with respect to any Nanotechnology Patent listed in subsection A-2.6 of Exhibit A-1 to have a divisional, continuation or continuation-in-part application filed that solely claims a compound, composition, method of making or method of using compounds or compositions within the scope of Purchaser’s exclusive license hereunder, then Purchaser shall notify APIL and, subject to APIL’s approval, which shall not unreasonably withheld, delayed or conditioned, APIL will use commercially reasonable efforts to Prosecute such patent application, at Purchaser’s cost and expense. Promptly upon receipt, APIL will provide Purchaser with all patent office documents relating to such prosecution, and will also provide drafts of responses to office actions and other substantive filings with any patent office regarding such patent application sufficiently in advance of their submission to enable review and comment by Purchaser. APIL will consider in good faith all comments timely made by Purchaser.

5.	Replacement of Section 3(g). As of the Amendment Effective Date, Section 3(g) shall be replaced with the following:

Enforcement. APIL shall have the first right to Enforce any issued patent within the Nanotechnology Patents and the OCR Patents. To the extent necessary, Purchaser will cooperate with APIL, at APIL’s cost and expense, to carry out such enforcement, including joining as a party. All costs and expenses of such enforcement action will be borne by APIL, and APIL shall retain any recovery from such an enforcement action. Notwithstanding the foregoing, Purchaser may voluntarily join such enforcement action if the action pertains to an Infringing Activity (as defined below), subject to APIL’s right to control such action. Where Purchaser so joins such an enforcement action, Purchaser and APIL will share all costs and expenses thereof equally and will also share any recovery from such action equally. APIL shall not enter into any settlement agreement that would materially harm Purchaser’s rights pursuant to this Agreement without Purchaser’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Both APIL and Purchaser shall promptly notify the other party, as applicable, of any infringing activity of which they are aware with respect to any of the Nanotechnology Patents and OCR Patents within the scope of an exclusive license granted to Purchaser pursuant to this Agreement to the Meloxicam Parenteral Formulation, Meloxicam IV/IM, the BiDil Products, the Focalin Products, the Ritalin Products, the Paladin Products, the Verapamil Products or the Zogenix Products (an “Infringing Activity”).

To the extent that APIL declines to Enforce any such issued patent within the Nanotechnology Patents and the OCR Patents with respect to an Infringing Activity, Purchaser shall have the option to Enforce such patent, at its own cost and expense, provided that Purchaser can demonstrate to APIL’s reasonable satisfaction that (i) Purchaser is contractually obligated under a Transferred Agreement to Enforce, or to allow the counterparty to such Transferred Agreement to Enforce, such patent with respect to such Infringing Activity or (ii) (A) permitting the Infringing Activity would have a materially adverse effect on Purchaser’s and its sublicensees’ sales of the product exclusively licensed under such patent, and (B) based on a due care determination, including obtaining competent legal advice, the Infringing Activity exists. In such cases, Purchaser will have sole control of such enforcement at its cost and expense. To the extent necessary, APIL will cooperate with Purchaser, at Purchaser’s cost and expense, to carry out such enforcement, including joining as a party. APIL shall also have the right, at its option and its cost and expense, to join in any such enforcement action taken by Purchaser, subject to Purchaser’s right to control such action. For any recovery from an enforcement action involving a patent within the Nanotechnology Patents or OCR Patents, APIL shall be entitled to fifty percent (50%) of such recovery, provided however, that fifty percent (50%) of the legal fees, costs and expenses of such enforcement action incurred by Purchaser shall be deducted from APIL’s portion of the recovery. Purchaser shall not enter into any settlement agreement regarding the Nanotechnology Patents and OCR Patents without APIL’s prior written consent which shall not be unreasonably withheld, delayed or conditioned.

The Parties agree that with respect to Purchaser’s obligations to Zogenix, Inc. under the Zogenix Agreements the Abuse Resistant Patents shall be deemed to be “Elan Patents” (pursuant to clause (d) of the definition of Elan Patents under the License Agreement between APIL and Zogenix, Inc. dated November 27, 2007, as amended).

6.

Assignment of Abuse Resistant Patents. After the Amendment Effective Date, APIL shall execute, or procure the execution of, such formal documents of sale and/or assignment as are required consistent with the terms and conditions of the Agreement to formally record the change of title to the Abuse Resistant Patents to Purchaser in a timely manner.

7.

BeadTek™ Trademark. As of the Amendment Effective Date, the BeadTek™ application shall be deemed to be included within the Transferred Trademarks and shall no longer be deemed to be a Licensed Trademark. After the Amendment Effective Date, APIL shall execute, or procure the execution of, such formal documents of sale and/or assignment as are required consistent with the terms and conditions of the Agreement to formally record the change of title to the BeadTek™ application to Purchaser in a timely manner.

8.

Integration. Except as amended herein, the Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control. This Amendment, together with the Agreement, represents the entire agreement between the parties regarding the subject matter hereof. No amendment or modification of the terms and conditions of this Amendment shall be binding on either party unless reduced to a writing referencing this Amendment and signed by an authorized representative of the party to be bound.

9.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles, statutory provisions or other rules of choice of law that would require the application of the laws of a different state or country.

10.

Counterparts. For the convenience of the parties, this Amendment may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together shall constitute one agreement binding on both parties.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Amendment as of the date first set forth above.

ALKERMES PHARMA IRELAND LIMITED

By:	/s/ Richard Paul
Name:	Richard Paul
Title:	Director

RECRO GAINESVILLE LLC

By:	/s/ Randall J. Mack
Name:	Randall J. Mack
Title:	SVP, Development